HARLAN ESTATE

Receipt

Order Date: 09/24/20
Order No. BLK-56327
Ref. No. F077DBD4-113F-4E32-B

Sold To:
Mr. Nick King
[redacted]
United States
nick@vinvesto.org

Ship To:
Nick King
4221 Connecticut Avenue NW
Washington, DC 20008
United States
804.833.7974

Qty	Description	Unit Price	Amount
1	6 x 2017 The Maiden 750ml Bottle	$1,950.00	$1,950.00

Thank you for your generous order. We sincerely appreciate your patronage.

2017 The Maiden will ship in the Spring of 2021. Shipping notifications will be sent prior to fulfillment.

Paid by:	Visa
Card ending with:	9191

Subtotal:	$1,950.00
Shipping:	$90.00
Total Sales Tax:	$199.88
Paid:	$2,239.88
BALANCE:	**$0.00**